Exhibit 23.6
CONSENT OF QUALIFIED PERSON

I, Karthik Rathnam, in connection with the SSR Mining Inc. (the "Company") Annual Report on Form 10-K for the year ended December 31, 2023 and any amendments or supplements and/or exhibits thereto (the "Form 10-K"), consent to:

•the incorporation by reference of the information that I reviewed and approved, as described or incorporated by reference, in the Form 10-K, and in the Company’s Registration Statements on Form S-8 (File Nos. 333-219848, 333-185498, 333-196116, 333-198092, 333-248813, 333-259280 and 333-265661) (collectively, the “Registration Statements”); and

•the use of and references to our name in connection with the Form 10-K and the Registration Statements.

Dated February 27, 2024

 /s/ “Karthik Rathnam”
Karthik Rathnam, MAusIMM (CP)
Director, Resource Geology
SSR Mining Inc.